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                                                                   Exhibit 23.3


                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Cogent Communications Group, Inc.
(Successor to NetRail, Inc.)
Washington, DC

We hereby consent to the use in the Proxy Statement -- Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 24, 2000 (except for the matter discussed in Note 12 which is as of August 31, 2000), relating to the 1999 financial statements of NetRail, Inc., which is contained in that Proxy Statement-Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Proxy Statement-Prospectus.

/s/ BDO SEIDMAN, LLP
Atlanta, Georgia
November 19, 2001